Exhibit 99.1

Argan, Inc.’s Wholly Owned Subsidiary Gemma Power Systems

Receives Full Notice to Proceed on Natural Gas-Fired Combined Cycle Power Plant

October 5, 2015 — Rockville, MD — Argan, Inc. (NYSE: AGX) announced that its wholly owned subsidiary, Gemma Power Systems (GPS), has received from NTE Ohio, LLC, an affiliate of NTE Energy, a full notice to proceed with engineering, procurement and construction activities for the Middletown Energy Center located in Butler County, Ohio.

The Middletown Energy Center will be a state-of-the-art 475 MW natural gas-fired electricity generating facility that will operate in a combined-cycle configuration. The project is estimated to be completed by GPS in the Spring of 2018.

Rainer Bosselmann, Chairman and Chief Executive Officer of Argan, stated, “We are very excited and ready to commence the substantial work on this new modern gas-fired power project.”

About Argan, Inc.

Argan’s primary business is designing and building simple and combined cycle natural gas-fired power plants through its Gemma Power Systems subsidiary and alternative energy plants including those powered by renewable energy sources, such as wind and solar, and biodiesel and ethanol production facilities. Argan also owns Atlantic Projects Company Limited and Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including but not limited to: (1) the continued strong performance of our power industry services business; (2) the Company’s ability to successfully and profitably integrate acquisitions; and 3) our ability to achieve the Company’s business strategy while we effectively manage costs and expenses. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	Cindy Flanders
301.315.0027	301.315.0027